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                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 6, 1998 on the financial statements of Larson-Juhl Netherlands B.V. for the period September 1, 1997 up to and including March 1, 1998 as well as our reports on the financial statements of Larson-Juhl Netherlands B.V. for the fiscal years 1995 (for the period January 2, 1995 up to and including August 27, 1995), 1996 (for the period August 28, 1995 up to and including August 25, 1996) and 1997 (for the period August 26, 1996 up to and including August 31, 1997).

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO CampsObers
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BDO CampsObers
Registeraccountants